Exhibit 4(a)

                      AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement, dated as of March 30, 2001, is among Coachmen Industries, Inc., the Lenders, and Bank One, Indiana, N.A., as Administrative Agent.

Recital: The Borrower and the Lenders desire to amend and restate the Original Agreement in its entirety. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

As used in this Agreement:

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"Advance" means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the date hereof, the Aggregate Commitment is $33,333,333.55.

"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

"Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

"Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in
Section 5.4.



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"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

"Applicable Fee Rate" means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule, provided, however, that notwithstanding the foregoing, from the Effective Date until the fifth Business Day after the Agent receives the audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2001 pursuant to
Section 6.1(i), the Applicable Fee Rate shall be 0.50% per annum.

"Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule, provided, however, that notwithstanding the foregoing, from the Effective Date until the fifth Business Day after the Agent receives the audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2001 pursuant to Section 6.1(i), the Applicable Margin with respect to Eurodollar Advances shall be 1.75% per annum and the Applicable Margin with respect to Floating Rate Advances shall be 0.50% per annum.

"Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

"Article" means an article of this Agreement unless another document is specifically referenced.

"Authorized Officer" means any of the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Borrower, acting singly.

"Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

"Bank One" means Bank One, Indiana, N.A., a national banking association, in its individual capacity, and its successors.

"Borrower" means Coachmen Industries, Inc., an Indiana corporation, and its successors and assigns.

"Borrowing Date" means a date on which an Advance is made hereunder.

"Borrowing Notice" is defined in Section 2.8.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.


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"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's at the time of investment therein,
(iii) demand deposit accounts maintained in the ordinary course of business,
(iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, (v) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above, (vi) short-term obligations consisting of discount notes issued by the Federal National Mortgage Association (FNMA), the Federal Farm Credit Banks Funding Corporation (FFCB), the Federal Home Loan Bank System (FHLB), the Student Loan Marketing Association (SLMA) or the Federal Home Loan Mortgage Corporation (FHLMC), and (vii) shares of money market mutual funds having net assets in excess of $500,000,000 the investments of which are limited to one or more of the types of investments described in clauses (i), (ii), (iii), (iv),
(v) and (vi) above, provided that such mutual funds have maturities which occur or redemption or withdrawal rights which are exercisable no later than one year from the date of investment; and provided further in the case of investments described in clauses (i) through (vi) above, that the same provide for payment of both principal and interest (and not principal alone or interest alone) and are not subject to any contingency regarding the payment of principal or interest.

"Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower or (ii) the majority of the Board of Directors of the Borrower fails to consist of Continuing Directors.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

"Collateral Documents" means, collectively, all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Obligations or the Guaranty of the Obligations, including, without limitation, any pledge agreement executed pursuant to the terms of Section 6.17(b).

"Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth opposite its name on Schedule I hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

"Consolidated EBIT" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and (ii) expense for taxes paid or accrued, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

"Consolidated EBITDA" means Consolidated EBIT plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) depreciation and (ii) amortization of intangibles, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

"Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

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"Consolidated Net Income" means, with reference to any period, the net after-tax income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, excluding minority interests and including only dividends actually received by the Borrower from any entity which is not a Subsidiary.

"Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Consolidated Tangible Net Worth" means Consolidated Net Worth minus, to the extent included as assets in determining Consolidated Net Worth, the net book value of all (i) goodwill, including, without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under Agreement Accounting Principles.

"Consolidated Total Debt" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, including all guaranties of the Indebtedness of Persons other than the Borrower and its Subsidiaries and all Off-Balance Sheet Liabilities of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time regardless of the treatment of such guaranties or Off-Balance Sheet Liabilities under Agreement Accounting Principles. "Continuing Director" means, as of any date of determination, any member of the board of directors of the Company who (a) was a member of such board of directors on the date hereof, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

"Conversion/Continuation Notice" is defined in Section 2.9.

"Default" means an event described in Article VII.

"Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Effective Date" is defined in Section 4.1.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person or any Subsidiary of such Person, would be treated as a single employer under Section 414 of the Code.

"Eurodollar Advance" means an Advance which, except as otherwise provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

"Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate


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for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m.
(London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

"Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

"Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable Margin.

"Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

"Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

"Facility Fee" is defined in Section 2.6(a).

"Facility Termination Date" means June 30, 2003 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"Fixed Charge Coverage Ratio" means, with reference to any period, the ratio of
(a) the sum of (i) Consolidated EBITDA plus (ii) rentals minus (iii) capital expenditures made in cash to (b) the sum of (i) cash interest expense plus (ii) rentals plus (iii) cash taxes plus (iv) dividends and distributions on, and redemptions and repurchases of, the Borrower's capital stock plus (v) scheduled payments of principal on all long-term Indebtedness, in each case calculated on a consolidated basis for such period.


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"Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate
Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

"Floating Rate Advance" means an Advance which, except as otherwise provided in
Section 2.11, bears interest at the Floating Rate.

"Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Guarantor" means each Subsidiary that has executed or hereafter executes the Guaranty pursuant to the terms of Section 6.17(a), and its successors and assigns. "Guaranty" means that certain Subsidiary Guaranty dated as of October 6, 2000, executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be supplemented, amended or modified and in effect from time to time.

"Indebtedness" of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money, (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person or (iv) for the deferred purchase price of property or services other than current accounts payable arising in the ordinary course of business on terms customary in the trade, (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of or production from property now or hereafter owned or acquired by such Person, (c) the Capitalized Lease Obligations of such Person, (d) the obligations of such Person under guaranties by such Person of any Indebtedness (other than obligations for borrowed money incurred to finance the purchase of property leased to such Person pursuant to a Capitalized Lease of such Person) of any other Person, and (e) Off-Balance Sheet Liabilities of such Person. "Indebtedness" shall not include customary repurchase agreements related to dealer stock.

"Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term "Lenders" includes Bank One in its capacity as Swing Line Lender.


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"Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

"Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Total Debt outstanding on such date to (ii) Consolidated EBITDA for the Borrower's then most-recently ended four fiscal quarters.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means a Revolving Loan or a Swing Line Loan.

"Loan Documents" means this Agreement, any Notes issued pursuant to Section 2.13, the Collateral Documents and the Guaranty.

"Loan Party" means the Borrower and each Guarantor.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

"Material Indebtedness" is defined in Section 7.5.

"Material Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 5% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than 5% of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause
(i) above.

"Material Subsidiary" means any Subsidiary of the Borrower which (i) represents more than 5% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than 5% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

"Non-U.S. Lender" is defined in Section 3.5(iv).

"Note" is defined in Section 2.13.

"Notice of Assignment" is defined in Section 12.3.2.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

"Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any financing lease or so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause
(iv) Operating Leases. "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more. "Original Agreement" means the Three Year Credit Agreement dated as of October 6, 2000, as amended, among the Borrower, the lenders from time to time party thereto and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as administrative agent.

"Other Taxes" is defined in Section 3.5(ii).

"Outstanding Credit Exposure" means, as to any Lender at any time, the sum of
(i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.
"Participants" is defined in Section 12.2.1.

"Payment Date" means the last day of each March, June, September and December. "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto. "Permitted Acquisition" means any Acquisition made by the Borrower or any of its Subsidiaries, provided that (i) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the date hereof and is located in the United States or in Canada, and (iv) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means, with respect to any Person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such Person, any Subsidiary of such Person or any ERISA Affiliate, or by any other Person if such Person, any Subsidiary of such Person or any ERISA Affiliate could have liability with respect to such pension plan.

"Pricing Schedule" means the Schedule attached hereto identified as such.

"Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

"Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

"Purchase Price" means the total consideration and other amounts payable in connection with any Acquisition or Investment, including, without limitation, any portion of the consideration payable in cash, the value of any capital stock or other equity interests of the Borrower or any Subsidiary issued as consideration for such Acquisition or Investment, all Indebtedness, liabilities and contingent obligation incurred or assumed in connection with such Acquisition or Investment and all transaction costs and expenses incurred in connection with such Acquisition or Investment.

"Purchasers" is defined in Section 12.3.1.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, including such events as to which the PBGC has by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

"Required Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

"Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

"S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.


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"Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

"Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made, or
(ii) is responsible for more than 10% of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

"Swing Line Borrowing Notice" is defined in Section 2.5.2.

"Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $2,500,000 at any one time outstanding. "Swing Line Lender" means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
"Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"364-Day Credit Agreement" means the Amended and Restated 364-Day Credit Agreement dated as of the date hereof among the Borrower, the lenders from time to time party thereto, and Bank One as agent for such lenders.

"Transferee" is defined in Section 12.4.

"Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

"Unfunded Benefit Liabilities" means, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with
Section 4001(a)(18) of ERISA.

"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II
                                   ----------

                                   THE CREDITS
                                   -----------

2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Available Aggregate Commitment, provided that at no time shall the aggregate principal amount of the Loans outstanding hereunder exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2. Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3. Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with Section 2.5.

2.5. Swing Line Loans.

2.5.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.5.2. Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying
(i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.

2.5.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent's aforesaid address.

2.5.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or
(ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article
XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.6. Facility Fee; Reductions in Aggregate Commitment.

(a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee (the "Facility Fee") at a per annum rate equal to the Applicable Fee Rate on the daily amount of such Lender's Commitment (regardless of usage) from the Effective Date to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.

(b) Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued Facility Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

2.7. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.8. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day's prior notice to the Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

2.9. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
(i) the Borrowing Date, which shall be a Business Day, of such Advance,
(ii) the aggregate amount of such Advance,
(iii) the Type of Advance selected, and
(iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article
XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section
2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section
2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,
(ii) the aggregate amount and Type of the Advance which is to be converted or continued, and
(iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.11. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

2.14. Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.
(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit C, with appropriate changes for notes evidencing Swing Line Loans (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.15. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions and Increases. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Commitment Increase Request, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.19. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.20. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

                                   ARTICLE III
                                   -----------

                             YIELD PROTECTION; TAXES
                             -----------------------

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or
(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means
(i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes.

(i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").
(iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.
(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps, at the expense of such Non-U.S. Lender, as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV
                                   ----------

                              CONDITIONS PRECEDENT
                              --------------------

4.1. Effectiveness. This Agreement shall become effective as of the date hereof (the "Effective Date") upon receipt by the Agent of (i) counterparts of this Agreement duly executed by the Borrower and the Required Lenders, (ii) a reaffirmation of the Guaranty, in form and substance satisfactory to the Agent, duly executed by each of the Guarantors, (iii) preliminary financial statements of the Borrower and its consolidated Subsidiaries as of December 31, 2000 and for the fiscal year then ended, (iv) such other documents as the Agent or any Lender may reasonably request, (v) an amendment fee equal to 0.25% of the Aggregate Commitment hereunder for the ratable account of the Lenders in accordance with their respective Commitments hereunder, and (vi) all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all expenses required to be paid or reimbursed by the Borrower hereunder or under the Original Agreement.

4.2. Each Advance. The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Advance unless on the applicable Borrowing
Date:
(i)      There exists no Default or Unmatured Default.
(ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(iii) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2(i) and (ii) have been satisfied.

                                    ARTICLE V
                                    ---------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate
(i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or
(iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The preliminary December 31, 2000 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended, subject to normal year-end adjustments and the absence of notes. There will be no material adverse change in the audited financial statements of the Borrower for the fiscal year ended December 31, 2000 when delivered pursuant to Section 6.1(i) from the preliminary financial statements for such fiscal year delivered pursuant to
Section 4.1(iii) and referred to in the preceding sentence.

5.5. Material Adverse Change. Since December 31, 2000 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1993. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any

Loans. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and identifying those Subsidiaries that are Material Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. The Borrower, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of the Borrower, any of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Borrower, its Subsidiaries and their ERISA Affiliates have met all of the minimum funding requirements under Section 302 of ERISA and Section 412 of the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement and the other Loan Documents do not constitute a Prohibited Transaction. There are no unfunded benefit liabilities, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates in excess of $5,000,000 in the aggregate for all such Plans.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. Except as set forth on Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ss. 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to "plan assets" of the Borrower and its Subsidiaries.

5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19. Insurance. The Property of the Borrower and its Subsidiaries is insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties.

                                   ARTICLE VI
                                   ----------

                                    COVENANTS
                                    ---------

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:
(i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders' equity and cash flows, accompanied by (a) any management letter prepared by said accountants and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.
(ii) (ii)Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, chief accounting officer or treasurer.
(iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit A and with schedules and attachments satisfactory in form to the Agent, signed by its chief financial officer, chief accounting officer or treasurer, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.
(v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer, chief accounting officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
(vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
(ix) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes, including Permitted Acquisitions.

6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and only in substantially the same fields of enterprise as it is presently conducted and, except as otherwise permitted by Section 6.12, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5. Taxes. The Borrower will, and will cause each Subsidiary to, file on a timely basis, including allowable extensions of time to file, complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, unless at the time thereof no Default or Unmatured Default has occurred and is continuing or would result therefrom, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to another Subsidiary of the Borrower.

6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)      The Loans
(ii)     Indebtedness outstanding under the 364-Day Credit Agreement.
(iii)    Indebtedness existing on the date hereof and described on Schedule
         6.11.
(iv)     Indebtedness owed to the Borrower by any Guarantor.
(v) Off-Balance Sheet Liabilities and guaranties of Indebtedness of Persons other than the Borrower and its Subsidiaries, in each case incurred after receipt by the Lenders of the audited financial statements of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2001 pursuant to Section 6.1(i), provided that the Leverage Ratio as of the end of the four fiscal quarter period ending immediately prior to the fiscal quarter in which any such Off-Balance Sheet Liability or guaranty is incurred, calculated on a pro forma basis as if such Off-Balance Sheet Liability or guaranty had been incurred on the last day of such four fiscal quarter period, was not greater than 2.50 to 1.
(vi) Indebtedness of any Subsidiary, Indebtedness secured by a Lien on any Property of the Borrower or any Subsidiary and unsecured Indebtedness of the Borrower, in each case other than Indebtedness permitted by clause (i), (ii), (iii),
         (iv) or (v) above and, except as set forth below, incurred after receipt by the Lenders of the audited financial statements of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2001 pursuant to Section 6.1(i), not exceeding in the aggregate an amount equal to 10% of Consolidated Tangible Net Worth, provided that, notwithstanding the foregoing, at any time after the date hereof the Borrower or any Guarantor may incur pursuant to the term of this
         Section 6.11(vi) Indebtedness consisting of floor plan financing, whether unsecured or secured by the inventory being financed, in an aggregate amount subject to the limitation set forth in this Section 6.11(vi) and in any event not to exceed $10,000,000 outstanding at any time.

6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge
(i) into the Borrower or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted Acquisition.

6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i) Sales of inventory and obsolete or excess assets in the ordinary course of business.
(ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory and obsolete or excess assets in the ordinary course of business) as permitted by this Section during the four fiscal quarter period ending with the fiscal quarter in which any such lease, sale or other disposition occurs, do not constitute a Material Portion of the Property of the Borrower and its Subsidiaries.
(iii) Leases, sales or other dispositions of Property described in Section 6.14(iii) or in Schedule 6.13.

6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition, except:

(i)      Cash Equivalent Investments.
(ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14.
(iii) Investments in corporate preferred stock rated A or better by S&P or A2 or better by Moody's at the time of investment therein, not exceeding $25,000,000 in the aggregate at any time, including any such Investments described in Schedule 6.14.
(iv)     Investments in any Guarantor.
(v) Permitted Acquisitions, provided that (A) not less than ten days prior to the consummation of any Permitted Acquisition, the Borrower shall have delivered to the Agent, in form and substance reasonably satisfactory to the Agent, a pro forma consolidated balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries (the "Acquisition Pro Forma"), based on the Borrower's most recent financial statements delivered pursuant to Section 6.1(i) or (ii), which shall be complete and shall fairly present, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Borrower would have been in compliance with the financial covenants set forth in Section 6.18 for the four fiscal quarter period (the "Pro Forma Period") reflected in the compliance certificate most recently delivered to the Agent pursuant to Section 6.1(iii) prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and (B) if the Purchase Price of such Permitted Acquisition exceeds $75,000,000, the Leverage Ratio for the Pro Forma Period (giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) shall not exceed 1.75 to 1; and provided further that until the Borrower shall have delivered its financial statements for the fiscal year ending December 31, 2001 pursuant to
         Section 6.1(i), no Permitted Acquisition individually shall have a Purchase Price in excess of $2,000,000 and the aggregate Purchase Price of all Permitted Acquisitions shall not exceed $5,000,000.
(vi) Investments to the extent that the Purchase Price therefor consists of capital stock of the Borrower, other than capital stock consisting of treasury stock repurchased after June 30, 2000 or consisting of reissued stock that was repurchased and cancelled after June 30, 2000, provided that neither the Borrower nor any Subsidiary shall make any Acquisition pursuant to this Section 6.14(vi) unless it is a Permitted Acquisition, and any such Permitted Acquisition shall be subject to the second proviso set forth in Section 6.14(v).
(vii) Investments not otherwise permitted by clauses (i) through (v) above, provided that at the time such Investment is made, (A) the Purchase Price for such Investment shall not exceed 5% of Consolidated Tangible Net Worth as of the end of the fiscal quarter ending immediately prior to the fiscal quarter in which such Investment is made and (B) the Purchase Price of all Investments made pursuant to this clause (vi) (including such Investment) in the aggregate shall not exceed 15% of Consolidated Tangible Net Worth as of the end of the fiscal quarter ending immediately prior to the fiscal quarter in which such Investment is made.

6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
(ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
(iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.
(v)      Liens existing on the date hereof and described on Schedule 6.15.
(vi)     Liens securing Indebtedness permitted by Section 6.11(vi).
(vii) Liens in favor of a collateral agent, for the equal and ratable benefit of the Lenders and the lenders under the 364-Day Credit Agreement, granted pursuant to any Collateral Document.

6.16. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any

Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.17. Guarantors; Pledge of Stock of Foreign Subsidiaries.

(a) The Borrower shall cause each Material Subsidiary that is a Domestic Subsidiary and each Domestic Subsidiary acquired pursuant to a Permitted Acquisition, within ten days after such Domestic Subsidiary becomes a Material Subsidiary or is so acquired, to become a Guarantor by delivering to the Agent a duly executed supplement to the Guaranty, together with such supporting documentation, including authorizing resolutions and opinions of counsel, as the Agent may reasonable request and in form and substance reasonably satisfactory to the Agent.

(b) The Borrower shall pledge, or cause one or more of its Domestic Subsidiaries to pledge, to a collateral agent acceptable to the Agent, for the equal and ratable benefit of the Lenders and the lenders under the 364-Day Credit Agreement, 65% of the capital stock or other equity interests held by the Borrower and its Domestic Subsidiaries of each Foreign Subsidiary that is a Material Subsidiary or is acquired pursuant to a Permitted Acquisition, within ten days after such Foreign Subsidiary becomes a Material Subsidiary or is so acquired, pursuant to one or more pledge agreements, in each case together with supporting documentation, including authorizing resolutions and opinions of counsel (including counsel from the jurisdiction of organization of such Foreign Subsidiary), as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent.

6.18. Financial Covenants.

6.18.1. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of June 30, 2001 for the fiscal quarter then ended, as of September 30, 2001 for the two fiscal quarter period then ended, as of December 31, 2001 for the three fiscal quarter period then ended, and as of the end of each of its fiscal quarters thereafter for the then most-recently ended four fiscal quarter period to be less than 1.50 to 1.0.

6.18.2. Leverage Ratio. The Borrower will not permit the ratio, determined as of December 31, 2001 and as of the end of each of its fiscal quarters thereafter, of (i) Consolidated Total Debt to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarter period to be greater than 2.50 to 1.0.

6.18.3. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than the sum of (i) 90% of an amount determined by subtracting $3,141,000 from the Borrower's Consolidated Net Worth as of December 31, 2000 as reflected in its audited financial statements for the fiscal year then ended when delivered pursuant to Section 6.1(i) plus (ii) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending June 30, 2001 (without deduction for losses) plus (iii) the amount of any addition to the consolidated shareholders' equity of the Borrower and its Subsidiaries at any time resulting from the issuance or sale of any capital stock or other equity interests by the Borrower after the date of this Agreement.

6.18.4. Minimum EBITDA. The Borrower will have Consolidated EBITDA for each of the quarterly periods set forth below not less than the amount set forth below opposite such period:

                 Fiscal Quarter Ending               Minimum Consolidated EBITDA
                 ---------------------               ---------------------------
                 June 30, 2001                       $6,057,000
                 September 30, 2001                  $10,414,000
                 December 31, 2001                   $8,548,000

6.19. Bank Accounts. The Borrower will at all times maintain its primary concentration and disbursement accounts with a Lender.


                                   ARTICLE VII
                                   -----------

                                    DEFAULTS
                                    --------

The occurrence of any one or more of the following events shall constitute a
Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any Facility Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, or 6.19; or
the breach by the Borrower of any of the terms or provisions of Section 6.1 which is not remedied within five Business Days after written notice from the Agent or any Lender.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Agent or any Lender.

7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $5,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by insurance as to which the insurer has not disclaimed coverage) in excess of $5,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. A Reportable Event shall occur that results in or could result in liability of the Borrower, any Subsidiary of the Borrower or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within ten (10) days after the occurrence thereof; or any Reportable Event shall occur which could constitute grounds for termination of any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within ten
(10) days after the occurrence thereof; or the Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates shall file a notice of intent to terminate a Plan or other proceedings shall be instituted to terminate a Plan; or the Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates; or any Person shall engage in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Borrower, any Subsidiary of the Borrower, any of their ERISA Affiliates, any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or the Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates shall fail to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code, which failure results in or could result in liability of the Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates to the PBGC or any Plan; or the Borrower, any of its Subsidiaries or any of their ERISA Affiliates shall withdraw from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or the Borrower, any of its Subsidiaries or any of their ERISA Affiliates shall become an employer with respect to any Multiemployer Plan without the prior written consent of the Required Lenders.

7.11. The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect and is not remedied within 30 days.

7.12. Any Change in Control shall occur.

7.13. The Guaranty shall fail to remain in full force or effect as to any Guarantor or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or any Guarantor shall deny that it has any further liability under the Guaranty, or shall give notice to such effect.

7.14. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
                 ----------------------------------------------

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

(i) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.
(ii)     Reduce the percentage specified in the definition of Required Lenders.
(iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.
(iv)     Amend this Section 8.2.
(v) Release any Guarantor or, except as provided in the Collateral Documents, release all or substantially all of the collateral covered thereby.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX
                                   ----------

                               GENERAL PROVISIONS
                               ------------------

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees, time charges and expenses of attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet) review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees, time charges and expenses of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. (ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing is due to the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this
Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

                                    ARTICLE X
                                    ---------

                                    THE AGENT
                                    ---------


10.1. Appointment; Nature of Relationship. Bank One, Indiana, N.A. is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article
X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction due to the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective

Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this
Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated March 6, 2001, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral Documents which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

                                   ARTICLE XI
                                   ----------

                            SETOFF; RATABLE PAYMENTS
                            ------------------------


11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTILCE XII
                                   -----------

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
                -------------------------------------------------

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section
12.3. The parties to this Agreement acknowledge that clause (ii) of this Section
12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

                                  ARTICLE XIII
                                  ------------

                                     NOTICES
                                     -------

13.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XIV
                                   -----------

                                  COUNTERPARTS
                                  ------------

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

                                   ARTICLE XV
                                   ----------

          CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL .
          --------------------------------------------------------------

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS OR THE CITY IN WHICH THE PRINCIPAL OFFICE OF THE AGENT OR SUCH LENDER OR AFFILIATE, AS THE CASE MAY BE, IS LOCATED.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                                   SCHEDULE I

                                   COMMITMENTS

Lender                                                       Commitment
------                                                       ----------
Bank One, Indiana, N.A.                                      $   8,602,150.65
Fleet National Bank                                              6,451,612.90
KeyBank National Association                                     6,451,612.90
1st Source Bank                                                  3,225,806.45
National City Bank of Indiana                                    3,225,806.45
The Northern Trust Company                                       3,225,806.45
Bank Hapoalim B.M.,
    Chicago Branch                                               2,150,537.75
                                                                 ------------
                     Total                                     $33,333,333.55


                                PRICING SCHEDULE

APPLICABLE MARGIN         LEVEL I    LEVEL II     LEVEL III    LEVEL IV
                          STATUS     STATUS       STATUS       STATUS
--------------------------------------------------------------------------------
Eurodollar Rate           0.75%      0.875%       1.00%        1.25%
Floating Rate             0%         0%           0%           0%

APPLICABLE FEE RATE       LEVEL I    LEVEL II     LEVEL III    LEVEL IV
                          STATUS     STATUS       STATUS       STATUS
--------------------------------------------------------------------------------
Facility Fee              0.25%     0.25%        0.375%       0.375%



For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

"Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.00 to 1.00.

"Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.50 to 1.00.

"Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

"Level IV Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

"Status" means either Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.